UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

KEARNY FINANCIAL CORP.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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September 21, 2009

Dear Fellow Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Kearny Financial Corp. to be held atour corporate headquarters located at 120 Passaic Avenue in Fairfield, New Jersey on Thursday, October 22, 2009 at 10:00 a.m., Eastern Time. The attached notice and proxy statement describe the formal business to be transacted at the meeting.

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy card and return it in the accompanying postage-paid return envelope as quickly as possible. This will not prevent you from voting at the meeting in person, but will assure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors and the officers and employees of Kearny Financial Corp. and its subsidiary Kearny Federal Savings Bank, I would like to take this opportunity to thank our shareholders for their continued support of Kearny Financial Corp. We look forward to seeing you at the meeting.

Sincerely
/s/ John N. Hopkins
John N. Hopkins President and Chief Executive Officer

120 Passaic Avenue, Fairfield, NJ 07004

973-244-4500

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KEARNY FINANCIAL CORP.

120 Passaic Avenue

Fairfield, New Jersey 07004

(973) 244-4500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of Kearny Financial Corp. (the “Company”) will be held at the Company’s offices located at 120 Passaic Avenue, Fairfield, New Jersey on Thursday, October 22, 2009 at 10:00 a.m., Eastern Time. The Annual Meeting is for the purpose of considering and acting upon the following matters:

1.	The election of three directors; and
2.	The ratification of the appointment of Beard Miller Company LLP as the Company’s independent auditor for the fiscal year ending June 30, 2010.

Such other business as may properly come before the Annual Meeting or any adjournments thereof may also be acted upon. The Board of Directors is not aware of any other business to come before the Annual Meeting.

The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting, described in this Notice of Annual Meeting and the accompanying Proxy Statement, are in the best interest of the Company and its shareholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” each of its nominees and “FOR” the ratification of Beard Miller Company LLP as independent auditors.

Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned. Pursuant to the Company’s Bylaws, the Board of Directors has fixed the close of business on September 4, 2009 as the record date for determination of the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

Whether or not you plan to attend the Annual Meeting, you are requested to sign, date and return the accompanying proxy in the enclosed postage-paid envelope. You may revoke your proxy by filing a written revocation or a duly executed proxy bearing a later date with the Corporate Secretary. If you are present at the Annual Meeting, you may revoke your proxy and vote in person on each matter brought before the Annual Meeting. To obtain directions to attend the Annual Meeting and vote in person, please visit our website at http://www.snl.com/irweblinkx/corporateprofile.aspx?IID=4072225. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Sharon Jones
SHARON JONES Corporate Secretary

Fairfield, New Jersey

September 21, 2009

Important Notice Regarding Internet

Availability of Proxy Materials

For the Shareholder Meeting to be

Held on October 22, 2009

The Proxy Statement and Annual Report to

Shareholders are available at

http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4072225&gkp=203675

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KEARNY FINANCIAL CORP.

120 Passaic Avenue

Fairfield, New Jersey 07004

PROXY STATEMENT

FOR THE

2009 ANNUAL MEETING OF SHAREHOLDERS

GENERAL

This Proxy Statement is being furnished to the shareholders of Kearny Financial Corp. (the “Company”) in connection with the solicitation by the Board of Directors of proxies for use at the 2009 Annual Meeting of Shareholders, to be held at the Company’s offices located at 120 Passaic Avenue, Fairfield, New Jersey on Thursday, October 22, 2009 at 10:00 a.m., Eastern Time (the “Annual Meeting”). This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about September 21, 2009.

VOTING AND PROXY PROCEDURES

Who Can Vote at the Annual Meeting

You are only entitled to vote at the Annual Meeting if our records show that you held shares of our common stock, $.10 par value (the “Common Stock”), as of the close of business on September 4, 2009 (the “Record Date”). If your shares are held by a broker or other intermediary, you can only vote your shares in person at the Annual Meeting if you have a properly executed proxy from the record holder of your shares (or their designee). As of the Record Date, a total of 69,176,900 shares of Common Stock were outstanding.

Each share of Common Stock has one vote in each matter presented, except that as provided in the Company’s Charter, for a period of five years from February 23, 2005, the date of completion of the Company’s initial public stock offering, no person, except Kearny MHC, is permitted to beneficially own in excess of 10% of the Company’s outstanding common stock (the “Limit”), and any shares of Common Stock acquired in excess of the Limit are not entitled to vote. A person or entity is considered to beneficially own shares owned by an affiliate of the person or entity, as well as by persons acting in concert with the person or entity.

Voting by Proxy

The Board of Directors is sending you this Proxy Statement for the purpose of requesting that you allow your shares of Common Stock to be represented at the Annual Meeting by the persons named in the enclosed Proxy Card. All shares of Common Stock represented at the Annual Meeting by properly executed and dated proxies will be voted according to the instructions indicated on the Proxy Card. If you sign, date and return the Proxy Card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends a vote “FOR” each of its nominees for director and a vote “FOR” ratification of the appointment of Beard Miller Company LLP as the Company’s independent auditor for the 2010 fiscal year.

If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the persons named in the Proxy Card will vote your shares as determined by a majority of the Board of Directors. If the Annual Meeting is postponed or adjourned, your Common Stock may be voted by the persons named in the Proxy Card on the new Annual Meeting dates as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the Annual Meeting.

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. To revoke your proxy you must either advise the Company’s Secretary in writing before your Common Stock has been voted at the Annual Meeting, deliver a later-dated proxy, or attend the Annual Meeting and vote your shares in person. Attendance at the Annual Meeting will not in itself revoke your proxy.

If you hold your Common Stock in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this Proxy Statement. If you wish to change your voting instructions after you have returned a voting instruction form to your broker, bank or other nominee, you must contact your broker, bank or other nominee.

Internet Access to Proxy Materials

Copies of this Proxy Statement and the 2009 Annual Report to Stockholders are available on the internet at http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4072225&gkp=203675. Stockholders can elect to receive future proxy statements and annual reports over the internet rather than in printed form. Stockholders of record can make this election by calling toll free to 1-800-273-3406 or sending an e-mail to cmontanaro@kearnyfederalsavings.net. If you hold your shares in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials over the internet.

Participants in the Kearny Federal Savings Bank Employee Stock Ownership Plan and Employees’ Savings and Profit Sharing Plan

If you are a participant in the Kearny Federal Savings Bank Employee Stock Ownership Plan (the “ESOP”) or hold Common Stock through the Kearny Federal Savings Bank Employees’ Savings and Profit Sharing Plan (the “401(k) Plan”), you will receive a voting instruction form from each plan that reflects all shares you may vote under these plans. Under the terms of the ESOP, all shares held by the ESOP are voted by the ESOP trustees, but each participant in the ESOP may direct the trustees on how to vote the shares of Common Stock allocated to his or her account. Unallocated shares and allocated shares for which no timely voting instructions are received will be voted by the ESOP trustees as directed by the ESOP Committee consisting of the outside directors of the Board. Under the terms of the 401(k) Plan, you are entitled to direct the trustee how to vote the shares of Common Stock credited to your account in the 401(k) Plan. The 401(k) Plan trustee will vote all shares for which it does not receive timely instructions from participants at the direction of the Company’s Board of Directors or the Plan Committee of the Board. The deadline for returning your voting instruction form to the trustees of the ESOP and 401(k) Plan is October 19, 2009.

Vote Required

The Annual Meeting can only transact business if a majority of the outstanding shares of Common Stock entitled to vote is represented at the Annual Meeting. If you return a valid proxy or attend the Annual Meeting in person, your shares will be counted for purposes of determining whether there is a quorum even if you abstain or withhold your vote or do not vote your shares at the Annual Meeting. Broker non-votes will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not have discretionary voting power with respect to the agenda item and has not received voting instructions from the beneficial owner.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees, or vote in favor of all nominees except nominees you specify as to which you withhold your vote. There is no cumulative voting in the election of directors. Directors must be elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting to ratify the appointment of Beard Miller Company LLP as independent auditors for the 2010 fiscal year, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Broker non-votes and abstentions will not be counted as votes cast on the proposal and therefore will have no effect on the outcome of the voting on this proposal.

PRINCIPAL HOLDERS OF OUR COMMON STOCK

The following table sets forth, as of the Record Date, certain information as to those persons who were known to be the beneficial owners of more than five percent (5%) of the Company’s outstanding shares of Common Stock and as to the shares of Common Stock beneficially owned by all executive officers and directors of the Company as a group.

Name and Address of Beneficial Owner	Amount and Nature of of Beneficial Ownership (1)		Percent of Shares of Common Stock Outstanding (2)

Kearny MHC 120 Passaic Avenue Fairfield, New Jersey 07004	50,916,250		73.60%

All directors and executive officers as a group (15 persons)	3,068,470	(3)	4.44%

(1)

For purposes of this table, a person is deemed to be the beneficial owner of shares of Common Stock if he or she has or shares voting or investment power with respect to such shares or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct, and the named persons or group exercise sole voting and investment power over the shares of the Common Stock.

(2)

In calculating the percentage ownership of an individual or group, the number of shares outstanding is deemed to include any shares which the individual or group have the right to acquire through the exercise of options or otherwise within 60 days of the Record Date.

(3)

Includes 26,731 shares which directors and executive officers have the right to acquire pursuant to options issued under the 2005 Stock Compensation and Incentive Plan which are or will become exercisable within 60 days of the Record Date, 10,692 shares of restricted stock which will vest within 60 days of the Record Date under the 2005 Stock Compensation and Incentive Plan, 97,567 shares held in the accounts of executive officers in the 401(k) Plan, and 73,720 shares allocated to the accounts of executive officers in the ESOP. Includes 3,313 shares pledged by directors and executive officers as security. Excludes 1,199,634 shares held by the ESOP which have not been allocated to participant accounts. The non-employee directors of the Bank serve as the ESOP trustees and vote such shares as directed by the ESOP Committee, subject to such trustees’ fiduciary duties.

PROPOSAL I – ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible. Each class serves for a three-year period, with approximately one-third of the directors standing for election each year. The Board of Directors currently consists of nine members. Three directors will be elected at the Annual Meeting to serve for a three-year term and until their successors have been elected and qualified.

Leopold W. Montanaro, John N. Hopkins and Henry S. Parow have been nominated by the Board of Directors for election to a three-year term to expire in 2012. Each of the nominees has consented to be named in the proxy statement and agreed to serve, if elected. It is intended that proxies solicited by the Board of Directors will, unless otherwise specified, be voted for the election of Messrs. Montanaro, Hopkins and Parow. If any of the nominees are unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unavailable to serve.

The following table sets forth for each nominee, continuing director and executive officer of the Company and the Bank: name, positions with the Company, age, year of election or appointment, expiration of current term if a director, and beneficial ownership of the Common Stock as of the Record Date.

Name and Positions with Company	Age as of June 30, 2009	Year First Elected or Appointed(1)	Current Term to Expire	Number of Shares Beneficially Owned as of Record Date(2)

BOARD NOMINEES FOR TERM TO EXPIRE IN 2012

Leopold W. Montanaro	69	2003	2009	224,693 (4)
Director
John N. Hopkins	62	1994	2009	563,616 (3)
President, Chief Executive Officer and Director
Henry S. Parow	86	1976	2009	224,693 (4)
Director

DIRECTORS CONTINUING IN OFFICE

John J. Mazur, Jr.	55	1996	2010	221,077 (4)
Chairman of the Board, Director
Matthew T. McClane	72	1994	2010	161,693 (4)
Director
John F. McGovern	48	1999	2010	208,888 (4)
Director
Theodore J. Aanensen	64	1986	2011	171,085 (4)
Director
Joseph P. Mazza	65	1993	2011	202,193 (4)
Director
John F. Regan	64	1999	2011	188,231 (4)
Director

Name and Positions with Company	Age as of June 30, 2009	Year First Elected or Appointed(1)	Current Term to Expire	Number of Shares Beneficially Owned as of Record Date(2)
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Albert E. Gossweiler	61	1999	N/A	185,959 (5)
Senior Vice President, Chief Investment
Officer and Treasurer
William C. Ledgerwood	56	2002	N/A	148,060 (5)
Senior Vice President, Chief Financial Officer
Sharon Jones	55	1997	N/A	134,940 (5)
Senior Vice President, Corporate Secretary
Patrick M. Joyce	44	2002	N/A	111,467 (5)
Senior Vice President, Chief Lending Officer
Erika Parisi	44	2002	N/A	143,490 (5)
Senior Vice President, Branch Administrator
Craig L. Montanaro	43	2003	N/A	178,385 (5)
Senior Vice President, Director of
Strategic Planning

________

(1)

Refers to the year the individual first became a director or officer of either the Company or the Bank. All current directors, except Mr. Leopold W. Montanaro who joined the Board in 2003, became directors of the Company on its incorporation in 2001.

(2)

Beneficial ownership includes shares of common stock held directly as well as shares held by spouses or minor children, in trust, and other indirect beneficial ownership. Includes 3,313 shares pledged by Mr. Craig L. Montanaro. Each director and executive officer beneficially owned less than 1.0% of shares outstanding.

(3)	Includes 360,000 shares which may be acquired pursuant to the exercise of options.
(4)	Includes 106,924 shares which may be acquired pursuant to the exercise of options and 10,692 shares of restricted stock scheduled to vest within 60 days of Record Date.
(5)	Includes 84,000 shares which may be acquired pursuant to the exercise of options.

The business experience of the directors and executive officers of the Company and the Bank is set forth below. Except as otherwise indicated, each has held his or her present position for at least the past five years.

Leopold W. Montanaro is retired and was the chairman, president and chief executive officer of West Essex Bancorp, Inc. and West Essex Bank, located in Caldwell, New Jersey, until that bank was acquired by Kearny Financial Corp. on July 1, 2003. He was employed by West Essex Bank from 1972 until the completion of the merger with Kearny Federal Savings Bank. He serves as a director of Kearny Federal Savings Bank, Kearny Financial Corp. and Kearny MHC. He is the father of Craig L. Montanaro, Senior Vice President and Director of Strategic Planning for Kearny Federal Savings Bank and Kearny Financial Corp.

John N. Hopkins became president and chief executive officer of Kearny MHC, Kearny Financial Corp. and Kearny Federal Savings Bank in 2002 and served the Bank previously as executive vice president from 1994 to 2002 and as chief financial officer from 1994 to 1999. He has been employed by Kearny Federal Savings Bank since 1975. He is a graduate of Fairleigh Dickinson University. Active in professional and charitable organizations, he serves on the board of directors and several committees of the New Jersey League of Community Bankers, the board of directors of the Thrift Institutions Community Investment Corp. of NJ (TICIC), the board of trustees of Clara Maass Medical Center, the board of trustees of the Saint Barnabas Health Care System and the Rutherford Senior Citizens Center (55 Kip Center).

Henry S. Parow is a graduate of Seton Hall University. He has been a licensed funeral director in the state of New Jersey since 1950. He is the original owner, director and manager of the Parow Funeral Home, North Arlington, New Jersey, since 1957. He currently is on the Board of Directors of Kearny Federal Savings Bank, Kearny MHC and Kearny Financial Corp.

John J. Mazur, Jr. is the sole owner and president/chief executive officer of Elegant Desserts, a wholesale bakery located in Lyndhurst, New Jersey, that sells gourmet cakes nationally and on QVC. A 1976 graduate of Villanova University, he opened this business in 1994. From 1976 to 2003, he was also a partner and general manager of Mazur’s Bakery, in Lyndhurst, New Jersey, that operated from 1936 until it was sold in 2003. He became chairman of the Board of Directors of Kearny MHC, Kearny Financial Corp. and Kearny Federal Savings Bank in January 2004. He also serves on the Board of the Meadowlands Chamber of Commerce and is Chairman of the Council of Regents for Felician College.

Matthew T. McClane retired in 2002. He was appointed as president and chief executive officer of Kearny Federal Savings Bank in 1994 and president and chief executive officer of Kearny MHC and Kearny Financial Corp. in 2001. He was employed by Kearny Federal Savings Bank from 1967 to 2002.

John F. McGovern has worked as a self-employed Certified Public Accountant and Certified Financial Planner since 1984 and holds the designation of Personal Financial Specialist from the American Institute of Certified Public Accountants. Since 2001, he has been a federally registered investment advisor. Mr. McGovern is also the owner of McGovern Monuments, Inc. a monument sales and lettering company located in North Arlington, New Jersey that has been in business since 1924.

Theodore J. Aanensen is an owner and president of Aanensen’s, a luxury home remodeling and custom cabinetry company established in Kearny in 1951. A graduate of Upsala College in 1966, he has been president of Aanensen’s since 1982. He served as Chairman of the Board of Kearny Federal Savings Bank from January 19, 2000 through January 18, 2004 and as Chairman of the Board of Kearny Financial Corp. and Kearny MHC from March 30, 2001 through January 18, 2004.

Joseph P. Mazza is a graduate of Seton Hall University and the University of Pennsylvania. He is a self-employed dentist practicing in Rutherford, New Jersey, since 1971. He also serves on the Board of the Rutherford Senior Citizens Center.

John F. Regan, now retired, was the majority shareholder and president of two automobile sales and service companies, DeMassi Pontiac, Buick and GMC, located in Riverdale, New Jersey and Regan Pontiac, Buick and GMC, located in Long Island City, New York since 1995. Both companies closed in March of 2009 and in July of 2009 both companies filed for bankruptcy.

Albert E. Gossweiler became senior vice president, chief investment officer and treasurer of Kearny Federal Savings Bank and Kearny Financial Corp. in December 2006. Previously he had served as senior vice president and chief financial officer of Kearny Federal Savings Bank since 1999 and of Kearny Financial Corp. upon its formation in 2001. He was previously employed by South Bergen Savings Bank and joined Kearny when such bank was acquired by Kearny Federal Savings Bank in 1999. He was employed by South Bergen Savings Bank from 1981 until the completion of the merger with Kearny Federal Savings Bank.

William C. Ledgerwood became senior vice president and chief financial officer of Kearny Federal Savings Bank and Kearny Financial Corp. in December 2006. Previously he had served assenior vice president, treasurer and chief accounting officer of Kearny Federal Savings Bank and Kearny Financial Corp. since 2002 and has been employed by Kearny Federal Savings Bank since 1998. He was  previously the chief financial officer for The Jersey Bank for Savings, which opened as a de novo stock bank in 1989 and was acquired by Interchange Bank in 1998.

Sharon Jones is the corporate secretary of Kearny MHC, Kearny Financial Corp. and Kearny Federal Savings Bank. She was appointed to the office of corporate secretary in 1997 and became a senior vice president in 2002. She has been employed by Kearny Federal Savings Bank since 1972.

Patrick M. Joyce became the senior vice president and chief lending officer of Kearny Federal Savings Bank in 2002 and was previously vice president of loan originations from 1999 to 2002. He was formerly employed by South Bergen Savings Bank as an assistant corporate secretary and as a loan originator starting in 1989. He joined Kearny when South Bergen Savings Bank was acquired by Kearny Federal Savings Bank in 1999 and was employed by such bank from 1985 until the completion of the merger with Kearny Federal Savings Bank.

Erika Parisi has been the senior vice president and branch administrator of Kearny Federal Savings Bank since 2002 and was previously a vice president and branch administrator from 1999 to 2002. She was formerly employed by South Bergen Savings Bank as a vice president and branch administrator and joined Kearny when that bank was acquired by Kearny Federal Savings Bank in 1999. She had been employed by South Bergen Savings Bank from 1991 until the completion of the merger with Kearny Federal Savings Bank.

Craig L. Montanaro became Senior Vice President and Director of Strategic Planning for Kearny Federal Savings Bank and Kearny Financial Corp. in 2005 and was previously a vice president and regional branch administrator from 2003 to 2004. He was formerly employed by West Essex Bank as senior vice president and chief operating officer and joined Kearny when that bank was acquired by Kearny Federal Savings Bank in 2003. He had been employed by West Essex Bank from 1988 until the completion of the merger with Kearny Federal Savings Bank. He is the son of Director Leopold W. Montanaro.

CORPORATE GOVERNANCE

Related Party Transactions

Since the beginning of the last fiscal year, no directors, officers or their immediate family members have had a direct or indirect material interest in any transactions in which the Company or any subsidiary was a participant involving an amount in excess of $120,000 (other than loans from the Bank).

The Bank makes loans to its officers, directors and employees in the ordinary course of business. Kearny Federal Savings Bank has adopted written policies governing these loans. In accordance with federal regulations, all such loans or extensions of credit must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectibility or present other unfavorable features. All such loans are approved in advance by the board of directors with any interested director abstaining. Loans to insiders are monitored on a monthly basis to ensure continued compliance with the Bank’s lending policies.

Code of Ethics

Kearny Financial Corp. and Kearny Federal Savings Bank have adopted a Code of Ethics, available in the Governance Documents section of the “Investor Relations” page of our website at www.kearnyfederalsavings.com, which applies to all directors, officers and employees of the Company and the Bank. It is expected that all directors, officers and employees act, in all matters, in accordance  with the highest standards of personal and professional conduct in all aspects of their employment and association with the Company and the Bank, to comply with all applicable laws, rules and regulations and to adhere to all policies and procedures adopted by the Company and the Bank.

Director Independence

The Board of Directors has determined that Directors Aanensen, Mazza, Regan, Parow, Mazur, McClane and McGovern are independent directors within the meaning of the rules of The Nasdaq Stock Market. In making this determination, the Board of Directors considered various deposit and loan relationships and past employment relationships that the independent directors have with the Bank but determined that these relationships did not impair their independence.

Operation of the Board of Directors

During the fiscal year ended June 30, 2009, the boards of directors of Kearny MHC, Kearny Financial Corp. and Kearny Federal Savings Bank held seven, nine, and thirteen meetings, respectively. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which he served during the year ended June 30, 2009. The Board maintains an Audit & Compliance Committee, a Budget Committee, an Executive Committee, an Interest Rate Risk Management Committee, an Asset Quality Committee, a Nominating Committee and a Compensation Committee, as well as a Building & Grounds Committee, a Governance Committee, a Planning & Marketing Committee, an Electronic Data Processing Committee and a Benefits Equalization Plan Administrative Committee. Also during the fiscal year ended June 30, 2009, all independent directors attended two executive sessions of Kearny Financial Corp.

Compensation Committee. This committee consists of Directors Aanensen (Chair), Mazur, Mazza and Parow. Each member of the Compensation Committee is independent in accordance with the listing standards of The Nasdaq Stock Market. The Board of Directors has adopted a written charter for the Compensation Committee which is available in the Governance Documents section of the “Investor Relations” page of our website at www.kearnyfederalsavings.com. The responsibilities of this committee include appraisal of the performance of officers, administration of management compensation plans and review of directors’ compensation. This committee reviews industry compensation surveys and reviews the recommendations of management on employee compensation matters. This committee meets as needed and met four times during the year ended June 30, 2009.

Audit & Compliance Committee. This committee consists of Directors McGovern (Chair), Mazur, Mazza and Regan. Each member of the Audit Committee is independent in accordance with the listing standards of The Nasdaq Stock Market, including those standards specifically applicable to audit committee members. The Board of Directors has determined that John F. McGovern is an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission. This committee’s responsibilities include oversight of the internal audit and regulatory compliance activities and monitoring management and employee compliance with the Board’s audit policies and applicable laws and regulations. This committee is directly responsible for the appointment, compensation, retention and oversight of the work of the external auditors. The Board of Directors has adopted a written charter for the Audit Committee, which governs its composition, responsibilities and operation. A copy of this charter is available in the Governance Documents section of the “Investor Relations” page of our website at www.kearnyfederalsavings.com. This committee meets monthly and also periodically with the internal auditor, the compliance officer and the external auditors and met twelve times during the year ended June 30, 2009.

Report of the Audit Committee. For the fiscal year ended June 30, 2009, the Audit Committee: (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with the Company’s independent auditor, Beard Miller Company LLP (“Beard Miller”), all matters required to be discussed under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (iii) received the written disclosures and the letter from Beard Miller as required by applicable requirements of the Public Company Accounting Oversight Board regarding Beard Miller’s communications with the Audit Committee concerning independence and discussed with

Beard Miller its independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

Audit Committee:	John F. McGovern (Chair),

John J. Mazur, Jr., Joseph P. Mazza, John F. Regan

Nominating Committee. This committee consists of Directors McClane, McGovern and Mazur and is responsible for the annual selection of nominees for election as directors. Each member of the Nominating Committee is independent in accordance with the listing standards of The Nasdaq Stock Market. This committee operates under a written charter, which governs its composition, responsibilities and operations. A copy of this charter is available in the Governance Documents section of the “Investor Relations” page of our website at www.kearnyfederalsavings.com.The committee meets as needed and met one time during the year ended June 30, 2009.

The Company does not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The process for identifying and evaluating potential nominees of the Board includes soliciting recommendations from directors and officers of the Company and the Bank. Additionally, the Board may consider persons recommended by shareholders of the Company in selecting nominees of the Board for election as directors. The manner of evaluation for all potential nominees is the same.

The charter states that the Committee will seek nominees with excellent decision-making ability, business experience, personal integrity and a favorable reputation, who are knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage.

The Committee’s process for identifying and evaluating potential nominees will include soliciting recommendations from directors and officers of the Company and the Bank. Additionally, the Committee will consider persons recommended by shareholders of the Company in selecting the individuals the Committee recommends to the Board for selection as the Board’s nominees. The Committee will evaluate persons recommended by directors or officers of the Company or the Bank and persons recommended by shareholders in the same manner.

To be considered in the Committee’s selection of individuals the Committee recommends to the Board for selection as the Board’s nominees, recommendations from shareholders must be received by the Company in writing by at least 120 days prior to the date the proxy statement for the previous year’s annual meeting was first distributed to shareholders. Recommendations should identify the submitting shareholder, the person recommended for consideration and the reasons the submitting shareholder believes such person should be considered.

The Company’s Bylaws provide that any shareholder wishing to make a nomination for the election of directors or a proposal for new business at a meeting of shareholders must send written notice to the Secretary of the Company at least five days before the date of the annual meeting. The bylaws further provide that if a shareholder wishing to make a nomination or a proposal for new business does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the shareholders taking place thirty days or more thereafter. Management believes that it is in the best interests of the Company and its shareholders to provide enough time for management to disclose to shareholders information about any competing slate of director nominations. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of shareholders generally. Similarly, adequate advance notice of shareholder proposals will give management time to study such proposals and to determine whether to recommend to the shareholders that such proposals be adopted.

COMPENSATION DISCUSSION AND ANALYSIS

General Policy

The objective of the Company’s executive compensation program is to offer competitive short-term and long-term compensation opportunities that will attract, motivate and retain qualified and talented executives who will help facilitate improved financial performance and earnings growth in order to enhance long-term value for the Company’s shareholders. The Company’s executive compensation program is intended to align the interests of its executive officers with shareholders by rewarding performance measured against the approved annual corporate budget, and by rewarding strong executive leadership and superior individual performance. Compensation levels for executives are established after considering factors that include, but are not limited to, the financial performance of the Company and competitive labor market conditions. Furthermore, qualitative factors such as overall job performance, leadership, teamwork, and community involvement are considered in compensation deliberations.

Components of Compensation

In establishing and evaluating executive compensation, the Compensation Committee concentrates on several fundamental components: base salary, bonus compensation, retirement income opportunity and equity based compensation.

Base Salary: Salary levels for senior executives and other officers are reviewed by the Compensation Committee on an annual basis. Salary levels reflect an individual’s job responsibilities, career experience and job performance and the Compensation Committee’s analysis of competitive marketplace conditions for similar positions.

Bonus Compensation: We seek to reward the achievement of the Company’s and the Bank’s business objectives by providing bonus compensation to those individuals who play an instrumental role in defining and then achieving or exceeding specific previously determined organizational business objectives of the Company. Although the Compensation Committee’s decisions are discretionary, the general factors that are used to determine bonuses are the actual Company performance achieved as detailed in the annual operating budget and an individual’s contribution to the Company’s and the Bank’s achievement of its goals as detailed in its business plan and the annual operating budget since the executive’s last evaluation and the demonstrated capacity to adapt to changing business needs. No particular weightings of these factors were used to calculate bonuses. The Committee reviews the corporate performance following the end of the planning year and the corporate budget approved by the Board for such year. The aggregate bonus pool accrued during the 2009 fiscal year was equal to 5% of total employee base compensation. While the Committee considers actual corporate performance as measured against its corporate budget, aggregate bonus compensation and individual bonus awards are not directly tied to that measure.

Retirement Income Opportunity: Another component of the executive compensation strategy of the Company and the Bank is retirement income opportunity. Presently, such retirement income opportunity involves the Bank’s defined benefit pension plan, the Benefits Equalization Plan related to the defined benefit plan (each of which have been frozen as of July 1, 2007 so that future service or salary changes will not increase retirement benefits), the Bank’s 401(k) plan and the Bank’s Employee Stock  Ownership Plan (“ESOP”) and related ESOP Benefits Equalization Plan. Such retirement income programs provide a significant inducement for retention of high-performing executives.

Equity Based Compensation: In October of 2005, the Company’s shareholders approved the Company’s Stock Compensation and Incentive Plan. Through this plan, executives may be awarded stock options and restricted stock awards that will offer them the possibility of future compensation opportunity depending on the executive’s continued employment with the Company and the Bank and the long-term price appreciation of the Company’s common stock. During the fiscal year ended June 30, 2006, awards were made to the Company’s chief executive officer and other executive officers. A determination related to such award of stock options and stock awards was made by the Committee after reviewing the Company’s other compensation programs for its senior officers and the stock compensation awards made by other financial institutions having completed a stock offering of at least $50 million within the prior three years.

The long-term value of these equity awards are reviewed annually by the Compensation Committee in conjunction with the value of the other components of compensation in order to evaluate the overall value of each compensation component to the executive officers. Although the stock options previously awarded to the executive officers do not currently represent a significant component of the overall compensation program, it is anticipated that such options will provide meaningful compensation opportunity in the longer term in conjunction with long-term increases in shareholder value as measured by anticipated future appreciation in the market value of the Company’s stock. Therefore, it is anticipated that such equity awards will provide the executive officers with long term performance and retention incentives consistent with the Company’s objective of enhancing long-term value for the Company’s shareholders.

Other Important Components of the Compensation Program: In addition to these components of the compensation program, the Company also maintains employment agreements, including change in control severance protection for the executive officers, insurance programs and other benefit programs, and perquisites and other personal benefits, all consistent with industry practices in our market areas. All of these components of the compensation program are intended to maintain a competitive compensation program necessary to reward our executive officers for achieving our corporate goals and objectives and to provide the necessary job security and protections so that they may focus on achieving improved financial performance for the Company and its shareholders and to permit us to recruit new professional staff from time to time as necessary. Compensation payable to the executive officers related to any change in control transaction of the Company is anticipated to be tax-deductible payments in accordance with Section 280G of the Internal Revenue Code.

Administration of Compensation Program

The Compensation Committee of the Company is responsible for the administration of the compensation program of the President and Chief Executive Officer and the other executive officers. The Compensation Committee meets periodically throughout the fiscal year, including November of each year to determine annual salary adjustments, cash bonus and stock option awards for the executive officers. The Company does not have a formal policy addressing each specific type of compensation. The Committee does consider a variety of factors as it evaluates compensation for each officer, including:

*	Overall company financial performance as compared to budget and prior year’s performance;
*	Bank regulatory compliance and examination results;
*	Bank performance metrics compared to other financial services companies in our market area, including return on assets, return on equity, level of non-performing loans and efficiency ratio;
*	The individual achievements of each officer in their respective areas of responsibility; and
*	The market competitiveness of the Company’s compensation and benefits programs applicable to its executive management.

The Compensation Committee does not assign a specific weight to any given factor, and no factor has more specific weight than another factor considered. Annual salary increases are generally made in amounts deemed necessary to maintain the competitiveness of the salary structure. Absent a material increase in duties performed by an executive or a significant change in the economic or competitive environment, salaries are not increased materially from year to year.

Mr. Hopkins meets with the Compensation Committee to discuss the performance evaluations of each of the executive officers, excluding himself, and presents his recommendations. Mr. Hopkins is not present for any discussion involving his personal compensation.

The Compensation Committee awards specific bonus amounts for each executive officer after reviewing the Company’s most recently completed fiscal year results and individual performance. The Company has never been required to materially adjust or restate its reported earnings, and it does not have a policy regarding the adjustment or recovery of bonuses in such an event.

The Board of Directors believes that equity-based compensation is important in aligning the interests of management with those of shareholders and has established the Kearny Federal Savings Bank Employee Stock Ownership Plan and the 2005 Stock Compensation and Incentive Plan to help facilitate this objective. Although each of the executive officers has a substantial personal investment in the Company’s Common Stock, the Board of Directors does not have formal equity ownership requirements or guidelines for executive officers.

Committee Review of Executive Compensation

In making its recommendations regarding executive compensation at calendar year-end 2008, the Compensation Committee considered various factors, including the financial condition and performance of the Company compared to the Company’s operating budget, the current economic conditions and interest rate environment, and the executive officers efforts to generate revenues and implement cost reduction strategies. The Compensation Committee also considers the individual performance of the executive officers, attainment of strategic business initiatives and regulatory compliance. The Compensation Committee has considered the potential risks that the incentive compensation programs (bonus payments, stock options and stock awards) may expose to the Company, and the established policies, controls and procedures of the Company and the Bank that exist to protect against such risks to the Company. The Compensation Committee does not believe that such incentive compensation programs as administered by the Company pose risk to the Company.

The Committee utilizes publicly available information to gather information related to compensation practices for executive officers of financial services companies in order to determine market competitive levels of compensation as well as reviewing internal pay levels within the executive group. The Committee’s review of such information includes an analysis of the compensation practices for executive officers of financial services companies with assets of between $1.5 billion and $4.0 billion located in New Jersey and in the adjacent states of New York and Pennsylvania within approximately 100 miles of Fairfield, New Jersey. In November 2008, the Committee reviewed the total salary plus cash bonus payments received by the Chief Executive Officer, the Chief Financial Officer and the Chief Lending Officer for the companies in this comparative group as reported in the summary compensation table of such companies as set forth in the most recent annual meeting proxy statements as filed with the Securities and Exchange Commission. The Committee reviewed the reported compensation for the comparable group’s 25th percentile, median and 75th percentile with respect to total salary plus cash bonus paid by this group of companies for each executive position reviewed. The Committee reviewed such data prior to making its salary and cash bonus decisions in late 2008 with respect to the executive officers included in the Summary Compensation Table. The Company does not engage in any specific benchmarking of total compensation or specific elements of compensation to a predetermined peer group of companies when determining compensation levels for its executive officers. The comparison companies and the elements of compensation that are compared are reviewed annually and may change from year-to-year. The Compensation Committee makes decisions regarding each individual executive’s target total compensation opportunity with consideration of the goal of motivating and retaining an experienced and effective management team.

In May 2009, the Committee reviewed updated total salary plus cash bonus payment information received by the Chief Executive Officer, the Chief Financial Officer and the Chief Lending Officer for the companies in this comparative group as reported in the summary compensation table of such companies. The Committee reviewed updated compensation information with respect to the comparable group’s 25th percentile, median and 75th percentile with respect to total salary plus cash bonus paid by this group of companies for each executive position reviewed. The Committee determined that the compensation decisions made in December 2008 were consistent with the updated market data available.

The Committee has not, in the past several years, retained any compensation experts or consultants to specifically advise the committee or formulate recommendations. The Committee has access to the public disclosures of comparable companies and available trade compensation surveys through the Company’s internal resources and its business and legal advisors. However, the Committee formulates its own compensation decisions based upon its review and analysis of such data, rather than relying on the analysis and recommendations of third-party consultants.

The Committee is responsible for conducting periodic reviews of the executive compensation of senior executives, including President and Chief Executive Officer John N. Hopkins. The Committee determines salary levels for senior executives and other officers and amounts of cash bonuses to be distributed to those individuals, if and as appropriate. Awards to senior management and key employees under the Company’s 2005 Stock Compensation and Incentive Plan are determined by the Compensation Committee.

The Compensation Committee met during November and December 2008 and approved salary increases for the named executive officers effective as of January 1, 2009 and a cash bonus for each named executive officer to be paid in December 2008. Such cash bonuses awarded in December 2008 related to performance for the fiscal year ended June 30, 2008.

Compensation of the Chief Executive Officer

In assessing appropriate types and amounts of compensation for the CEO, the Board evaluates both corporate and individual performance. Individual factors include the CEO’s initiation and implementation of successful business strategies; maintenance of an effective management team and management succession planning; and various personal qualities, including leadership, commitment, and professional and community standing.

In November 2008, the Compensation Committee reviewed the Company’s fiscal year 2008 operating results, as well as the job performance of CEO, John N. Hopkins. The Compensation Committee believes that Mr. Hopkins has made significant contributions to the ongoing success of the Company and the Bank, including his efforts in managing the Company’s executive team and implementing cost-control initiatives. The Compensation Committee approved an increase in salary for the CEO from $655,000 to $690,000 effective January 1, 2009 for the fiscal year 2008 performance, and a bonus payment in December 2008 of $32,750.

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, companies are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for the CEO and the three most highly paid executive officers listed in the summary compensation table. Compensation that is “performance-based” under the Internal Revenue Code’s definition is exempt from this limit. Stock option grants by the Company are intended to qualify as performance-based compensation.

The Compensation Committee does not have a formal policy with respect to the payment of compensation in excess of the deduction limit. The Compensation Committee’s practice is to structure compensation programs offered to the executive officers with a view to providing incentives necessary to attract, retain and reward its executive officers. In most instances, such compensation satisfies the requirements for tax-deductibility. The Committee may determine to authorize payments, all or part of which would be nondeductible for federal tax purposes. Approximately $486,604 of the restricted stock awards that were earned by the CEO for the fiscal year ended June 30, 2009 will be a non-deductible expense for tax purposes in accordance with Section 162(m) of the Internal Revenue Code. It is anticipated that similar amounts will exceed the deductibility limits for fiscal years 2010 through 2011.

Compensation Committee Report

Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Theodore J. Aanensen (Chair), John J. Mazur, Jr., Joseph P. Mazza and Henry S. Parow

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Directors Aanensen, Mazur, Mazza and Parow. Members of the Compensation Committee are non-employee directors of the Company and the Bank. No member of the Committee or any other director is, or was during fiscal year 2009, an executive officer of another company whose board of directors has a comparable committee on which one of the Company’s executive officers serves. None of the executive officers of the Company is, or was during fiscal year 2009, a member of the board of directors or a comparable compensation committee of a company of which any of the directors of the Company is an executive officer.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth for the past three fiscal years the total compensation of the principal executive officer, the principal financial officer and the three other most highly compensated executive officers of the Company and the Bank during fiscal year 2009.

						Change in
				Stock	Option	Pension	All Other
Name and Principal Position	Year	Salary (1)	Bonus	Awards (2)	Awards (3)	Value (4)	Compensation (5)	Total
John N. Hopkins	2009	$666,256	$32,750	$740,400	$354,000	$506,000	$214,283	$2,513,689
President and Chief	2008	642,500	0	740,400	354,000	92,000	226,255	2,055,155
Executive Officer	2007	615,000	90,000	739,800	354,000	657,000	192,133	2,647,933

Albert E. Gossweiler	2009	$238,149	$11,738	$209,780	$82,600	$70,000	$68,637	$680,904
Senior Vice President,	2008	230,250	11,288	209,780	82,600	18,000	72,057	623,975
Chief Investment Officer	2007	220,375	10,750	209,610	82,600	56,000	63,410	642,745
and Treasurer

Patrick M. Joyce	2009	$238,149	$11,738	$209,780	$82,600	$42.000	$65,703	$649,970
Senior Vice President and	2008	230,250	11,288	209,780	82,600	4,000	68,145	606,063
Chief Lending Officer	2007	220,375	21,500	209,610	82,600	18,000	60,517	612,602

William C. Ledgerwood	2009	$238,149	$11,738	$209,780	$82,600	$66,000	$67,381	$675,648
Senior Vice President and	2008	230,250	11,288	209,780	82,600	13,000	69,911	616,829
Chief Financial Officer	2007	220,375	21,500	209,610	82,600	45,000	62,844	641,929

Erika Parisi	2009	$238,149	$11,738	$209,780	$82,600	$42,000	$67,315	$651,582
Senior Vice President and	2008	230,250	9,551	209,780	82,600	5,000	65,960	603,141
Branch Administrator	2007	185,644	16,125	209,610	82,600	19,000	61,804	574,783

(1)

Salary amounts for all officers for the year 2008 have been corrected to reflect fiscal year salary amounts. Previously reported salaries for the officers, $655,000, $234,750, $234,750, $234,750 and $234,750 respectively, reflected the base salaries for the 2008 calendar year.

(2)

Represents the compensation cost recognized by the Company for the fiscal year in connection with restricted stock awards granted to the individual, regardless of the year of grant and calculated in accordance with Statement of Financial Accounting Standard (“SFAS”) 123(R) for financial statement purposes. For more information concerning the assumptions used for these calculations, please see Note 13 of Notes to Consolidated Financial Statements in the 2009 Annual Report to Shareholders. This amount does not reflect dividends paid on unvested restricted stock, which is included under “All Other Compensation.”

(3)

Represents the compensation cost recognized by the Company for the fiscal year in connection with options to purchase shares of Company common stock granted to the individual, regardless of the year of grant and calculated in accordance with SFAS 123(R) for financial statement purposes. For more information concerning the assumptions used for these calculations, please see Note 13 of Notes to Consolidated Financial Statements in the 2009 Annual Report to Shareholders.

(4)

Includes for each individual the increase (if any) for the fiscal year in the present value of the individual’s accrued benefit (whether not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual’s accrued benefit under each such plan in accordance with SFAS 87 as of the plan’s measurement date in such fiscal year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year.

(footnotes continued on next page)

(5)	For fiscal year 2009, all other compensation included the following:

Name	401(k) Plan Employer Contribution	Bank Owned Life Insurance (taxable)	Allocation of Shares Under the Employee Stock Ownership Plan	Long-Term Care Insurance Premium	Accrued Dividends on Unvested Stock Awards	Auto	Country Club Dues
John N. Hopkins	$7,350	$3,057	$80,197*	$4,475	$88,679	$22,238	$8,287
Albert E. Gossweiler	$4,842	$1,106	$33,194	$4,264	$25,126	$105	$0
Patrick M. Joyce	$4,671	$384	$33,194	$1,936	$25,126	$392	$0
William C. Ledgerwood	$4,842	$802	$33,194	$3,417	$25,126	$0	$0
Erika Parisi	$6,855	$383	$32,884	$2,067	$25,126	$0	$0

*For Mr. Hopkins, includes regular Employee Stock Ownership Plan Compensation of $33,440and compensation under the related ESOP Benefits Equalization Plan of $46,757.

Outstanding Equity Awards at Fiscal Year End. The following table provides information regarding options and restricted stock awards held by the named officers as of June 30, 2009.

					Stock Awards
	Option Awards					Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	Price	Date	Vested(1)	Vested
John N. Hopkins	360,000	240,000	$12.71	12/5/2015	120,000	$1,372,800
Albert E. Gossweiler	84,000	56,000	$12.71	12/5/2015	34,000	$388,960
Patrick M. Joyce	84,000	56,000	$12.71	12/5/2015	34,000	$388,960
William C. Ledgerwood	84,000	56,000	$12.71	12/5/2015	34,000	$388,960
Erika Parisi	84,000	56,000	$12.71	12/5/2015	34,000	$388,960

________

(1)	Such awards were made on December 5, 2005 and vest at the rate of 20% per year, beginning on the one-year anniversary of the date of the award.

Vesting of Stock Awards During the Last Fiscal Year. The following table sets forth information regarding the vesting of restricted stock awards to the named officers during the fiscal year ended June 30, 2009

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
John N. Hopkins	60,000	$756,000
Albert E. Gossweiler	17,000	$214,200
Patrick M. Joyce	17,000	$214,200
William C. Ledgerwood	17,000	$214,200
Erika Parisi	17,000	$214,200

________

(1)	Based on the fair market value of the stock on the date of vesting, December 5, 2008.

Pension Benefits. The Bank is a participating employer in a multiple-employer pension plan sponsored by the Financial Institutions Retirement Fund (the “Pension Plan”). All full-time employees of the Bank are eligible to participate after one year of service and attainment of age 21. A qualifying employee becomes fully vested in the Pension Plan upon the earlier of completion of five years service or attainment of the normal retirement age of 65. The Pension Plan is intended to comply with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Pension Plan provides for monthly payments to each participating employee at normal retirement age. A participant who is vested in the Pension Plan may take an early retirement and elect to receive a reduced monthly benefit beginning as early as age 45. The Pension Plan also provides for payments in the event of disability or death. The annual benefit amount upon retirement at age 65 equals 2% of the participant’s highest five-year average salary times years of service. Benefits are payable in the form of a monthly retirement benefit and a death benefit or an alternative form that is actuarially equivalent. Effective July 1, 2007, the Bank “froze” all future enrollments and benefit accruals under its non-contributory defined benefit pension plan and related benefits equalization plan.

The Bank has adopted a Benefit Equalization Plan related to the Pension Plan. The purpose of this plan is to provide a pension benefit based upon the actual earnings of senior officers of the Bank in the event that their average annual earnings exceeds the permissible pensionable earnings level under the Pension Plan as required by the limitations of Sections 401(a)(17) and 415 of the Internal Revenue Code. The supplemental pension for such officers will reflect years in which earnings exceed the limits of Sections 401(a)(17) and 415 of the Internal Revenue Code with the supplemental benefit based upon the difference between their average earnings taking into effect this maximum pensionable earnings limitation and their average earnings without regard to such limitation, multiplied by 2% times their years of service at retirement. The benefits payment under the Benefit Equalization Plan for the Pension Plan will be in the form of an annual benefit payable for life and a death benefit. Effective July 1, 2007, the Bank “froze” all future enrollments and benefit accruals under its non-contributory defined benefit pension plan and related benefits equalization plan.

The following table provides information with respect to each defined benefit pension plan in which the named officers may receive payments or other benefits at, following, or in connection with retirement.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
John N. Hopkins	Pension	32	$1,401,000	$0
	Pension BEP	32	$1,800,000	$0
Albert E. Gossweiler	Pension	8	$321,000	$0
William C. Ledgerwood	Pension	10	$240,000	$0
Patrick M. Joyce	Pension	8	$102,000	$0
Erika Parisi	Pension	8	$109,000	$0

______

(1)

Assumes retirement at normal retirement age as defined in the Plan. Present value is calculated using assumptions set forth in Note 13 of Notes to Consolidated Financial Statements in the 2009 Annual Report to Shareholders.

Nonqualified Deferred Compensation. The Bank has implemented for its senior officers a Benefits Equalization Plan related to the Employee Stock Ownership Plan. This plan constitutes a defined contribution plan providing for deferral of compensation on a non tax-qualified basis. The purpose of this plan is to provide a benefit to senior officers of the Bank whose benefits under the Employee Stock Ownership Plan are limited by Sections 401(a)(17) and 415 of the Internal Revenue Code. For example, this plan provides participants with a benefit for any compensation that they may earn in excess of $245,000 (as indexed) comparable to the benefits earned by all participants under the employee stock ownership plan for compensation earned below that level. The Bank may utilize a grantor trust in connection with this plan in order to set aside funds that ultimately may be used to pay benefits under the plan. The assets of the grantor trust will remain subject to the claims of the Bank’s general creditors in the event of insolvency, until paid to a participant following termination of employment according to the terms of the plan. Benefits under the plan will be paid in a lump sum in the form of shares of common stock of the Company to the extent permissible under applicable regulations, or in the alternative, benefits will be paid in cash based upon the value of such shares at the time that such benefit payments are made. The actual value of benefits under this plan and the annual financial reporting expense associated with this plan are calculated annually based upon a variety of factors, including the actual value of benefits for participants determined under the employee stock ownership plan each year, the applicable limitations under the Internal Revenue Code that are subject to adjustment annually and the compensation of each participant at such time. Generally, benefits under the plan are taxable to each participant at the time of receipt of such payment, and the Bank will recognize a tax-deductible compensation expense at such time.

The following table sets forth information with respect to the Benefits Equalization Plan related to the Employee Stock Ownership Plan. Mr. Hopkins is the only officer at present with an accumulated benefit under the Benefits Equalization Plan for the Employee Stock Ownership Plan.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
John N. Hopkins ESOP BEP	$0	$46,757	$2,290	$0	$180,288

Employment Agreements. Effective June 30, 2009,the Company and the Bank entered into employment agreements with Mr. Hopkins, pursuant to which his minimum base salary is $690,000. The salary payable under Mr. Hopkins’s agreement with the Company, however, is reduced dollar-for-dollar for any salary payments made by the Bank. Mr. Hopkins’ employment agreements have a term of three years, and may be extended on or before each anniversary of the effective date upon determination of the Board of Directors that his performance has met the requirements and standards of the Board. Pursuant to the terms of Mr. Hopkins’ employment agreement, he is generally entitled to participate in all discretionary bonuses, pension and other retirement benefit plans, welfare benefit plans and other equity, incentive and benefit plans and perquisites applicable to senior management of the Bank. Upon his termination of employment at any time on or after attainment of age 62 and until he becomes eligible for Medicare coverage, Mr. Hopkins is permitted to continue to participate, at the Bank’s expense, in the group medical plan sponsored by the Bank.

If the Bank terminates Mr. Hopkins without “cause” as defined in the agreement, he will be entitled to (i) a continuation of his salary from the date of termination through the remaining term of the agreement, and (ii) during the same period, the cost of obtaining health, life, disability and other benefits at levels substantially equal to those provided on the date of termination of employment. If Mr. Hopkins’ employment is terminated involuntarily during the term of the agreement following a “change in control” of the Company or the Bank, as defined in the agreement, or without cause within twenty-four months following a change in control, he will be paid an amount equal to 2.999 times his five-year average annual taxable cash compensation in a lump sum and be entitled to continued medical and dental coverage for the remainder of the term. Mr. Hopkins will also be entitled to the foregoing change in control severance payment and benefits if he voluntarily terminates his employment within 120 days following certain events during the term of the agreement following a change in control of the Company or the Bank. All amounts payable as severance in respect of a change in control will be reduced to the extent necessary such that neither the payments under the employment agreement, nor any other payments, constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. If a change in control payment had been made under Mr. Hopkins agreement as of June 30, 2009, the payment would have equaled approximately $3,475,961.

Effective June 30, 2009, the Bank also entered into amended and restated employment agreements with the other named officers (Senior Vice Presidents Gossweiler, Joyce, Ledgerwood and Parisi) providing for a minimum base salary of $246,000 for each of these officers. These agreements each have a term of two years, and each provides for extension of the term on or before each anniversary of the effective date upon determination of the Board of Directors of the Bank that the officer’s performance has met its requirements and standards. Pursuant to the terms of the employment agreements, each officer is generally entitled to participate in all discretionary bonuses, pension and other retirement benefit plans, welfare benefit plans and other equity, incentive and benefit plans and perquisites applicable to senior management of the Bank. Upon termination of employment at any time on or after attainment of age 62, each of the officers and his or her dependent family is also permitted to continue to participate, at the Bank’s expense, in the group medical plan sponsored by the Bank until such time that the officer and his or her spouse become eligible for Medicare coverage. If terminated without cause, each of these officers will be entitled to (i) a continuation of his or her salary through the remaining term of the agreement, and (ii) during the same period, the cost of obtaining health, life, disability and other benefits at levels substantially equal to those provided on the date of termination of employment. As of June 30, 2009, the remaining term of the agreement for each of these officers was approximately two years, so a continuation of salary through the end of the term would equal $492,000, for Senior Vice Presidents Gossweiler, Joyce, Ledgerwood and Parisi if the officer were terminated without cause as of that date. The value of the continuation of health, life disability and other benefits through the end of the term would equal approximately $49,735 based on the Bank’s current cost of providing those benefits.

If terminated involuntarily during the term of the agreement following a “change in control” of the Company or the Bank, as defined in the agreement, or without cause within twenty-four months following a change in control, each of these officers will be paid an amount equal to 2.0 times his or her most recent total annual compensation (including the value of deferred compensation and retirement plans) in a lump sum and be entitled to continued medical and dental coverage for the remainder of the term. Each of the officers will also be entitled to the foregoing change in control severance payment and benefits upon a voluntary termination of employment within 120 days following certain events during the term of the agreement following a change in control of the Company or the Bank. All amounts payable to any of the officers as severance in respect of a change in control will be reduced to the extent necessary such that neither the payments under the employment agreement, nor any other payments, constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. If change in control payments had been made under these agreements as of June 30, 2009, Senior Vice Presidents Gossweiler, Joyce, Ledgerwood and Parisi would each have received a payment of approximately $941,565.

Potential Payments Upon Resignation, Retirement or Termination. The table below reflects the amount of compensation payable to each of the named officers in accordance with each individual’s employment agreement and other benefit plans and agreements as discussed in the preceding sections in the event of termination of such executive’s employment. The amounts shown assume that such termination was effective as of June 30, 2009, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The amounts shown relating to unvested stock options and stock awards are based on the fair market value of the Common Stock on June 30, 2009 of $11.44. The actual amounts to be paid out can only be determined at the time of such executive’s termination of employment.

Name and Plan	Voluntary Resignation	Early Retirement (at age 62)	Normal Retirement (at age 65)	Termination w/o Cause No Change in Control	Termination w/o Cause With Change in Control	Death	Disability
John N. Hopkins
Salary	$ 0	$ 0	$ 0	$ 2,070,000	$ 3,475,961	$ 57,500	$ 1,587,000
Incentive/Bonus	0	0	0	32,750	0	0	32,750
Total Cash Payments	0	0	0	2,102,750	3,475,961	57,500	1,619,750

Benefits
Medical/Vision	0	43,706	0	43,706	43,706	0	43,706
Dental	0	0	0	4,626	4,626	0	4,626
Life Insurance	0	499	166	499	0	0	499
LTD/LTC	0	0	0	16,215	0	0	16,215
Accident	0	0	0	792	0	0	792
Pension BEP Benefits	1,800,000	1,800,000	1,800,000	1,800,000	1,800,000	1,800,000	1,800,000
ESOP BEP Benefits	180,288	180,288	180.288	180,288	180,288	180,288	180,288
Total Benefits	1,980,288	2,024,493	1,980,454	2,046,126	2,028,620	1,980,288	2,046,126

Total Cash & Benefits	1,980,288	2,024,493	1,980,454	4,148,876	5,504,581	2,037,788	3,665,876
Value Unvested Options Acceleration	0	0	0	0	0	0	0
Value Unvested Awards Acceleration	0	0	0	0	1,372,800	1,372,800	1,372,800
Total	$ 1,980,288	$ 2,024,493	$ 1,980,454	$ 4,148,876	$ 6,877,381	$ 3,410,588	$ 5,038,676

William C. Ledgerwood
Salary	$ 0	$ 0	$ 0	$ 492,000	$ 503,738	$ 20,500	$ 405,900
Incentive/Bonus	0	0	0	11,738	0	0	11,738
Total Cash Payments	0	0	0	503,738	503,738	20,500	417,638

Benefits
Medical/Vision	0	43,706	0	29,137	29,137	0	29,137
Dental	0	0	0	3,084	3,084	0	3,084
Life Insurance	0	499	166	332	0	0	332
LTD/LTC	0	0	0	8,360	0	0	8,360
Accident	0	0	0	520	0	0	520
Pension BEP Benefits	0	0	0	0	0	0	0
ESOP BEP Benefits	0	0	0	0	0	0	0
Total Benefits	0	44,205	166	41,433	32,221	0	41,433

Total Cash & Benefits	0	44,205	166	545,171	535,959	20,500	459,071
Value Unvested Options Acceleration	0	0	0	0	0	0	0
Value Unvested Awards Acceleration	0	0	0	0	388,960	388,960	388,960
Total	$ 0	$ 44,205	$ 166	$ 545,171	$ 924,919	$ 409,460	$ 848,031

Albert E. Gossweiler
Salary	$ 0	$ 0	$ 0	$ 492,000	$ 503,738	$ 20,500	$ 405,900
Incentive/Bonus	0	0	0	11,738	0	0	11,738
Total Cash Payments	0	0	0	503,738	503,738	20,500	417,638

Benefits
Medical/Vision	0	41,265	0	27,510	27,510	0	27,510
Dental	0	0	0	3,084	3,084	0	3,084
Life Insurance	0	499	166	332	0	0	332
LTD/LTC	0	0	0	10,052	0	0	8,527
Accident	0	0	0	520	0	0	520
Pension BEP Benefits	0	0	0	0	0	0	0
ESOP BEP Benefits	0	0	0	0	0	0	0
Total Benefits	0	41,764	166	41,498	30,594	0	39,973

Total Cash & Benefits	0	41,764	166	545,236	534,332	20,500	457,611
Value Unvested Options Acceleration	0	0	0	0	0	0	0
Value Unvested Awards Acceleration	0	0	0	0	388,960	388,960	388,960
Total	$ 0	$ 41,764	$ 166	$ 545,236	$ 923,292	$ 409,460	$ 846,571

Potential Payments Upon Resignation, Retirement or Termination (continued)

Name and Plan	Voluntary Resignation	Early Retirement (at age 62)	Normal Retirement (at age 65)	Termination w/o Cause No Change in Control	Termination w/o Cause With Change in Control	Death	Disability
Patrick M. Joyce
Salary	$ 0	$ 0	$ 0	$ 492,000	$ 503,738	$ 20,500	$ 405,900
Incentive/Bonus	0	0	0	11,738	0	0	11,738
Total Cash Payments	0	0	0	503,738	503,738	20,500	417,638

Benefits
Medical/Vision	0	59,478	0	39,652	39,652	0	39,652
Dental	0	0	0	3,084	3,084	0	3,084
Life Insurance	0	499	166	332	0	0	332
LTD/LTC	0	0	0	5,398	0	0	5,398
Accident	0	0	0	520	0	0	520
Pension BEP Benefits	0	0	0	0	0	0	0
ESOP BEP Benefits	0	0	0	0	0	0	0
Total Benefits	0	59,977	166	48,986	42,736	0	48,986

Total Cash & Benefits	0	59,977	166	552,724	546,474	20,500	466,624
Value Unvested Options Acceleration	0	0	0	0	0	0	0
Value Unvested Awards Acceleration	0	0	0	0	388,960	388,960	388,960
Total	$ 0	$ 59,977	$ 166	$ 552,724	$ 935,434	$ 409,460	$ 855,584

Erika Parisi
Salary	$ 0	$ 0	$ 0	$ 492,000	$ 503,738	$ 20,500	$ 405,900
Incentive/Bonus	0	0	0	11,738	0	0	11,738
Total Cash Payments	0	0	0	503,738	503,738	20,500	417,638

Benefits
Medical/Vision	0	59,478	0	39,652	39,652	0	39,652
Dental	0	0	0	3,084	3,084	0	3,084
Life Insurance	0	499	166	332	0	0	332
LTD/LTC	0	0	0	5,659	0	0	5,659
Accident	0	0	0	520	0	0	520
Pension BEP Benefits	0	0	0	0	0	0	0
ESOP BEP Benefits	0	0	0	0	0	0	0
Total Benefits	0	59,977	166	49,247	42,736	0	49,247

Total Cash & Benefits	0	59,977	166	552,985	546,474	20,500	466,885
Value Unvested Options Acceleration	0	0	0	0	0	0	0
Value Unvested Awards Acceleration	0	0	0	0	388,960	388,960	388,960
Total	$ 0	$ 59,977	$ 166	$ 552,985	$ 935,434	$ 409,460	$ 855,845

DIRECTOR COMPENSATION

Set forth below is a table providing information concerning the compensation of the non-employee directors of the Company for the fiscal year ended June 30, 2009.

	Fees Earned
	or Paid	Stock	Option	Change in	All Other
Name	in Cash	Awards(1)	Awards(2)	Pension Value(3)	Compensation(4)	Total
John J. Mazur, Jr.	$102,240	$131,939	$78,856	$27,321	$36,060	$376,416
Matthew T. McClane	$ 91,450	$131,939	$78,856	$ 1,395	$43,527	$347,167
John F. McGovern	$ 94,100	$131,939	$78,856	$15,099	$35,639	$355,633
Theodore J. Aanensen	$ 92,950	$131,939	$78,856	($ 9,157)	$24,743	$319,331
Joseph P. Mazza	$ 95,700	$131,939	$78,856	$ 8,938	$38,639	$354,072
John F. Regan	$ 94,450	$131,939	$78,856	$17,466	$27,801	$350,512
Henry S. Parow	$ 92,700	$131,939	$78,856	($22,046)	$37,625	$319,074
Leopold W. Montanaro	$ 80,650	$131,939	$78,856	$11,937	$37,925	$341,307

(1)

Represents the compensation cost recognized by the Company for fiscal year 2009 in connection with restricted stock awards granted to the individual, regardless of the year of grant and calculated in accordance with Statement of Financial Accounting Standard (“SFAS”) 123(R) for financial statement purposes. For more information concerning the assumptions used for these calculations, please see Note 13 of Notes to Consolidated Financial Statements in the 2009 Annual Report to Shareholders. This amount does not reflect dividends paid on unvested restricted stock, which is included under “All Other Compensation.”

(2)

Represents the compensation cost recognized by the Company for fiscal year 2009 in connection with options to purchase shares of Common Stock granted to the individual, regardless of the year of grant and calculated in accordance with SFAS 123(R) for financial statement purposes. For more information concerning the assumptions used for these calculations, please see Note 13 of Notes to Consolidated Financial Statements in the 2009 Annual Report to Shareholders. Each director currently holds options to purchase 133,655 shares of Common Stock at an option exercise price of $11.55 per share. These such options were granted on October 24, 2005 and vest at the rate of 20% per year, beginning on the one-year anniversary of the date of the award.

(3)	For more information concerning the Directors Consultation and Retirement Plan, please see Note 13 of Notes to Consolidated Financial Statements in the 2009 Annual Report to Shareholders.

(4)	For fiscal year 2009, all other compensation included the following:

Name	Health Care and Dental Premiums	Long Term Care Premiums	Bank Owned Life Insurance*	Bonus **	Accrued Dividends on Unvested Stock Awards	Total All Other Compensation
John J. Mazur, Jr.	$18,550	$3,124	$ 812	$ 0	$16,574	$39,060
Matthew T. McClane	$12,788	$6,770	$7,395	$ 0	$16,574	$43,527
John F. McGovern	$18,550	$ 0	$ 515	$ 0	$16,574	$35,639
Theodore J. Aanensen	$ 1,480	$4,980	$1,709	$ 0	$16,574	$24,743
Joseph P. Mazza	$15,039	$5,110	$1,916	$ 0	$16,574	$38,639
John F. Regan	$ 6,953	$2,565	$1,709	$ 0	$16,574	$27,801
Henry S. Parow	$12,507	$8,544	$ 0	$ 0	$16,574	$37,625
Leopold W. Montanaro	$12,507	$7,746	$1,098	$ 0	$16,574	$37,925

*For each director other than Mr. Parow, the Company maintains life insurance arrangements providing for a death benefit of $500,000 for each director.

**Payments under the Directors Incentive Compensation Plan. The Board determined to suspend payments under the Directors Incentive Compensation Plan for the fiscal year ended June 30, 2009 and for the calendar year 2009.

Board Fees. Directors are currently paid a fee of $1,250 per Bank board meeting attended, $600 per Company meeting attended and $600 per Kearny MHC meeting attended. The chairman receives a higher fee of $1,500, $720 and $720, for bank, holding company and mutual holding company meetings, respectively. Directors are also paid a fee for participation in special meetings of the Board of Directors. Participation in a special meeting by means of a conference telephone or similar communications device through which all persons participating can hear each other at the same time constitutes presence in person for all purposes. Attendance in person is required in order to be paid for regularly scheduled board meetings.

Members of the Kearny Federal Savings Bank Executive Committee are currently paid $1,200 per committee meeting attended; the chairman receives a higher fee of $1,440 for Executive Committee meetings. Each member of the Kearny Federal Savings Bank Board of Directors is also a member of the Executive Committee. Members of the Audit & Compliance Committee and the chairman of this committee are paid $250 and $350, respectively, for each meeting attended. Members of the Compensation Committee and the chairman of this committee are paid $250 and $300, respectively, for each meeting attended.

Directors also receive an annual retainer as follows: $32,000 for service on Kearny Federal Savings Bank’s board, $9,000 for service on Kearny Financial Corp.’s board and $9,000 for service on Kearny MHC’s board. Directors who also serve as employees do not receive compensation as directors.

Directors Consultation and Retirement Plan. Kearny Financial Corp. maintains a Directors Consultation and Retirement Plan (the “DCRP”). The DCRP provides retirement benefits to the directors of Kearny Financial Corp., Kearny MHC and Kearny Federal Savings Bank based upon the number of years of service as a director. To be eligible to receive benefits under the DCRP, a director generally must have completed at least 5 years of service and must not retire from the board prior to reaching 60 years of age. If a director agrees to become a consulting director upon retirement, he will receive a monthly payment equal to 2.5% of the total retainer plus fees paid for attendance at regular and special meetings and meetings of the executive committee paid to him by Kearny Financial Corp., Kearny MHC and Kearny Federal Savings Bank during the 12-month period prior to the date of retirement multiplied by the number of years of service as a director, not to exceed 80% of board compensation. Benefits under the DCRP begin upon a director’s retirement and are paid for life; provided, however, that in the event of a director’s death prior to the receipt of 120 monthly payments, payments shall continue to the director’s surviving spouse or estate until 120 payments have been made. In the event there is a change in control (as defined in the DCRP), all directors will be presumed to be eligible to receive benefits under the DCRP and each director will receive a lump sum payment equal to the present value of future benefits payable. Benefits under the DCRP are unvested and forfeitable until retirement at or after age 60 with at least 5 years of service, termination of service following a change in control, disability following at least 5 years of service or death.

Directors Incentive Compensation Plan. In December 2005, the Board of Directors adopted the Directors Incentive Compensation Plan which provides a cash payment to each non-employee director each time a cash dividend on the Company’s common stock is paid, in an amount equivalent to the cash dividend payable as if the director had exercised all stock options held by the director as of the dividend record date whether or not such options held as of the dividend record date are exercisable. Payment of compensation based upon stock options held expires with the expiration or exercise of the underlying options. This plan may be amended, modified, suspended or canceled by the Board of Directors at any time. The Board determined in December 2006 to suspend payments under this plan. The Board has not made any determination regarding whether future payments will be made under this plan in 2010 or in later years.

PROPOSAL II - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of Board of Directors of the Company has appointed Beard Miller Company LLP as the Company’s independent auditor for the fiscal year ending June 30, 2010. This appointment is being submitted to the Company’s shareholders for ratification. Beard Miller was the Company’s independent auditor for the fiscal year ended June 30, 2009. A representative of Beard Miller is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

Ratification of the appointment of the independent auditor requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the shareholders of the Company at the Annual Meeting. The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Beard Miller Company LLP as the Company’s independent auditor for the 2010 fiscal year.

INFORMATION REGARDING INDEPENDENT AUDITOR

Principal Accounting Fees and Services. Under the Sarbanes-Oxley Act of 2002, all auditing services and non-audit services provided by an issuer’s independent auditor must be approved by the issuer’s audit committee prior to such services being rendered or be approved pursuant to pre-approval policies and procedures established by the issuer’s audit committee. The Company’s Audit Committee approves each service prior to the engagement of the auditor for all audit and non-audit services. All of the services listed below were approved by the Audit Committee prior to the service being rendered. There were no non-audit services described below that were not recognized as non-audit services at the time of engagement that were approved after the fact pursuant to the de mininus exception under the Sarbanes-Oxley Act.

Audit Fees. Audit fees consist of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements and for the review of the quarterly consolidated financial statements. The aggregate audit fees billed by Beard Miller for the year ended June 30, 2009 and 2008 were $275,700 and $275,200 respectively.

Audit-Related Fees. Audit-related fees consist principally of assurance and related services normally provided by the independent auditor in connection with statutory and regulatory filings. The aggregate audit related fees billed by Beard Miller for the year ended June 30, 2009 and 2008 were $50,064. and $42,337 respectively.

Tax Fees. The aggregate fees billed by Beard Miller for professional services rendered for tax compliance, tax advice and tax planning totaled $24,300 and $46,155 for the years ended June 30, 2009 and 2008, respectively. Tax-related services consisted of tax return preparation and consultation.

All Other Fees. The aggregate fees billed by Beard Miller for professional services rendered for services or products other than those listed under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” totaled $-0- for the year ended June 30, 2009 and $9,200 for the year ended June 30, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission and to provide copies of those reports to the Company. The Company is not aware of any beneficial owner, as defined under Section 16(a), of more than ten percent of the outstanding common stock, other than Kearny MHC. Based solely on its review of these reports or representations from the reporting persons that no filings are due, the Company believes that all Section 16(a) filing requirements applicable to its officers and directors were complied with during the 2009 fiscal year.

SHAREHOLDER COMMUNICATIONS TO THE BOARD

AND SHAREHOLDER PROPOSALS

The Board of Directors does not have a formal process for shareholders to send communications to the Board. In view of the infrequency of shareholder communications to the Board of Directors, the Board does not believe that a formal process is necessary. Written communications received by the Company from shareholders are shared with the full Board no later than the next regularly scheduled Board meeting.

In order to be considered for inclusion in the Company’s proxy materials for the 2010 annual meeting of shareholders, all shareholder proposals must be received at the Company’s executive office at 120 Passaic Avenue, Fairfield, New Jersey, 07004 no later than May 25, 2010.

Under the Company’s bylaws, any new business to be taken up at the annual meeting shall be stated in writing and filed with the secretary of the Company at least five days before the date of the annual meeting, and all business so stated, proposed and filed shall be considered at the annual meeting; but no other proposal shall be acted upon at the annual meeting.

Unless unable to attend due to illness or other unforeseen circumstances, each member of the Board of Directors is present at annual meetings. Eight directors attended the 2008 Annual Meeting of Shareholders.

SHAREHOLDERS SHARING A SINGLE ADDRESS

Only one copy of this proxy statement and the accompanying annual report to shareholders is being delivered to multiple shareholders sharing an address unless the Company has previously received contrary instructions from one or more of such shareholders. On written or oral request to the Secretary of Kearny Financial Corp., 120 Passaic Avenue, Fairfield, New Jersey 07004 (973) 244-4500, the Company will deliver promptly a separate copy of this proxy statement and the Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders sharing an address who wish, in the future, to receive separate copies or a single copy of our proxy statements and annual reports should provide written or oral notice to the Secretary at the address and telephone number set forth above.

OTHER MATTERS

The Board of Directors is not aware of any other matters to come before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournments, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the persons named in the accompanying proxy.

MISCELLANEOUS

The Company will bear the cost of soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses that they incur in forwarding proxy materials to the beneficial owners of Common Stock. In addition to soliciting proxies by mail, directors, officers, and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

The Company’s 2009 Annual Report to Shareholders, which includes a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, accompanies this proxy statement. Except in the extent specifically incorporated by reference, the Annual Report is not to be treated as part of the proxy solicitation material nor as having been incorporated by reference herein.

REVOCABLE PROXY KEARNY FINANCIAL CORP.
/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE

ANNUAL MEETING OF SHAREHOLDERS

October 22, 2009

The undersigned hereby appoints the Board of Directors of Kearny Financial Corp. (the “Company”), or its designee, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of common stock of the Company, which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held at the offices of Kearny Financial Corp., 120 Passaic Avenue, Fairfield, New Jersey on October 22, 2009, at 10:00 a.m. and at any and all adjournments thereof, in the following manner:

WITH- FOR

FOR      HOLD EXCEPT

1.    The election as director             ☐             ☐           ☐

of the nominees listed

(except as marked to the

contrary below):

Leopold W. Montanaro

John N. Hopkins

Henry S. Parow

INSTRUCTION: To withhold authority to vote for a listed nominee(s), mark “FOR EXCEPT” and write the nominee’s name in the space provided below.

___________________________________

FOR   AGAINST   ABSTAIN

2.    Ratification of the                      ☐             ☐           ☐

appointment of Beard

Miller Company LLP

as the Company’s

independent auditor

for the fiscal year ending

June 30, 2010

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES AND FOR PROPOSAL 2. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DETERMINATION OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE HOLDERS THEREOF TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE ANNUAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Please be sure to sign and date this proxy in the box below	Date
Shareholder sign above. Co-holder (if any) sign above.

Should the above shareholder be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The above shareholder acknowledges receipt from the Company prior to the execution of this proxy of notice of the Annual Meeting, a Proxy Statement therefor and the 2009 Annual Report to Shareholders. Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE ACT PROMPTLY

SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

[KEARNY FINANCIAL CORP. LETTERHEAD]

TO:	Participants in the Employees’ Savings and Profit Sharing Plan and Trust (“401K Plan”)
for Kearny Federal Savings Bank

Date:	September 21, 2009

As described in the enclosed materials, your voting instructions are being requested as a participant under the Kearny Federal Savings Bank Employees’ Savings and Profit Sharing Plan and Trust (“401K Plan”) in connection with an upcoming Annual Meeting of Stockholders of Kearny Financial Corp. (“Company”). The Annual Meeting is for the purpose of considering and acting upon the following matters:

1.	The election of three directors of Kearny Financial Corp.;
2.	The ratification of the appointment of Beard Miller Company LLP as the Company’s independent auditor for the fiscal year ending June 30, 2010.

We hope you will take advantage of the opportunity to direct the manner in which shares of Company Common stock allocated to your account under the 401K Plan will be voted.

Enclosed with this letter are a Proxy Statement, the Company’s Annual Report for the fiscal year ended June 30, 2009, and a 401K Plan Voting Instruction Form, which will permit you to vote the shares allocated to your 401K Plan account. After you have reviewed these materials, we urge you to vote your shares held pursuant to the 401K Plan by marking, dating, signing the enclosed 401K Plan Voting Instruction Form and returning it to the 401K Plan Trustee in the enclosed envelope. The Trustees will certify the totals to the Company for the purpose of having those shares voted.

We urge each of you to vote, as a means of participating in the governance of the affairs of Company. If your voting instructions for the 401K Plan are not received in a timely manner, the shares allocated to your account will be voted by the 401K Plan Trustees at the direction of the Company’s Board of Directors, serving as the 401(k) Plan Administrator. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note the enclosed material relates only to those shares that have been allocated to your account under the 401K Plan. You will receive other voting material for those shares owned by you individually and not under the 401K Plan.

Sincerely,

/s/ John N. Hopkins

John N. Hopkins

President and Chief Executive Officer

VOTING INSTRUCTION FORM KEARNY FINANCIAL CORP.
/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE

4

ANNUAL MEETING OF SHAREHOLDERS                         0

OCTOBER 22, 2009                                              1

K

The undersigned hereby instructs the Trustee of the Kearny Federal Savings Bank Employees’ Savings and Profit Sharing Plan and Trust (“401(k) Plan”) to vote, as designated below, all the shares of Common Stock of Kearny Financial Corp. (“Company”) allocated to the 401(k) Plan account of the undersigned as of September 4, 2009 at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held at the offices of Kearny Financial Corp., 120 Passaic Avenue, Fairfield, New Jersey on October 22, 2009, at 10:00 a.m. and at any and all adjournments thereof, in the following manner:

                         ______________________

Please be sure to sign and date            DATE

this form in the box below

Sign above

WITH    FOR ALL

FOR       HOLD    EXCEPT

1.    The election as director              ☐             ☐           ☐

of the nominees listed

(except as marked to the

contrary below):

Leopold W. Montanaro

John N. Hopkins

Henry S. Parow

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name in the space provided below.

____________________________

FOR   AGAINST  ABSTAIN

1.    Ratification of the appoint-        ☐            ☐               ☐

ment of Beard Miller

Company LLP as the

Company’s independent

auditor for the fiscal year

ending June 30, 2010.

If you return this 401(k) Plan Voting Instruction Form, properly signed, but you do not otherwise specify, shares allocated to your 401(k) Plan account will be voted “FOR” the above listed nominees and proposals. If you do not return this Voting Instruction Form, your shares will be voted by the Trustees at the direction of the Company’s Board of Directors serving as the 401(k) Plan Administrator.

The Company’s Board of Directors recommends a vote “FOR” the above listed nominees and proposals. It is anticipated that the Company’s Board of Directors, serving as the 401(k) Plan Administrator, will (subject to its fiduciary duty) instruct the 401(k) Plan Trustee to vote all shares for which no timely voting direction is received “FOR” the above listed nominees and proposals.

Detach above form, sign, date and mail in postage paid envelope KEARNY FINANCIAL CORP. 120 PASSAIC AVENUE FAIRFIELD, NEW JERSEY 07004

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS VOTING INSTRUCTION FORM PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

The above 401(k) Plan participant acknowledges receipt from the Company prior to the execution of this proxy of notice of the Annual Meeting, a Proxy Statement therefor and the 2009 Annual Report to Shareholders. Please sign exactly as your name appears on this form. When signing as attorney, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE FORM IN THE ENVELOPE PROVIDED.

_________________________________________

_________________________________________

_________________________________________

[KEARNY FINANCIAL CORP. LETTERHEAD]

TO:	Participants in the Employee Stock Ownership Plan of Kearny Federal Savings Bank

Date:	September 21, 2009

As described in the enclosed materials, your voting instructions are being requested as a participant under the Kearny Federal Savings Bank Employee Stock Ownership Plan (the “ESOP”) in connection with an upcoming Annual Meeting of Stockholders of Kearny Financial Corp. (“Company”). The Annual Meeting is for the purpose of considering and acting upon the following matters:

1.	The election of three directors of Kearny Financial Corp.;
2.	The ratification of the appointment of Beard Miller Company LLP as the Company’s independent auditor for the fiscal year ending June 30, 2010.

We hope you will take advantage of the opportunity to direct the manner in which shares of Company Common stock allocated to your account under the ESOP will be voted.

Enclosed with this letter are a Proxy Statement, the Company’s Annual Report for the fiscal year ended June 30, 2009, and an ESOP Voting Instruction Form, which will permit you to vote the shares allocated to your ESOP account. After you have reviewed these materials, we urge you to vote your shares held pursuant to the ESOP by marking, dating, signing the enclosed ESOP Voting Instruction Form and returning it to the ESOP Trustee in the enclosed envelope. The Trustees will certify the totals to the Company for the purpose of having those shares voted.

We urge each of you to vote, as a means of participating in the governance of the affairs of Company. If your voting instructions for the ESOP are not received in a timely manner, the shares allocated to your account will be voted by the ESOP Trustees at the direction of the Company’s Board of Directors or the ESOP Committee of the Board. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note the enclosed material relates only to those shares that have been allocated to your account under the ESOP. You will receive other voting material for those shares owned by you individually and not under the ESOP.

Sincerely,

/s/ John N. Hopkins

John N. Hopkins

President and Chief Executive Officer

VOTING INSTRUCTION FORM KEARNY FINANCIAL CORP.
/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE

E

ANNUAL MEETING OF SHAREHOLDERS                       S

OCTOBER 22, 2009                                            O

P

The undersigned hereby instructs the Trustee of the Kearny Federal Savings Bank Employee Stock Ownership Plan (“ESOP”) to vote, as designated below, all the shares of Common Stock of Kearny Financial Corp. (“Company”) allocated to the ESOP account of the undersigned as of September 4, 2009 at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held at the offices of Kearny Financial Corp., 120 Passaic Avenue, Fairfield, New Jersey on October 22, 2009, at 10:00 a.m. and at any and all adjournments thereof, in the following manner:

                        ______________________

Please be sure to sign and date            DATE

this form in the box below

Sign above

WITH    FOR ALL

FOR       HOLD    EXCEPT

1.    The election as director              ☐             ☐            ☐

of the nominees listed

(except as marked to the

contrary below):

Leopold W. Montanaro
John N. Hopkins

Henry S. Parow

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name in the space provided below.

_______________________________

FOR   AGAINST ABSTAIN

1.    Ratification of the appoint-       ☐            ☐              ☐

ment of Beard Miller

Company LLP as the

Company’s independent

auditor for the fiscal year

ending June 30, 2010.

If you return the form properly signed, but you do not otherwise specify, shares will be voted “FOR” the above listed nominees and proposals. If you do not return this form, your shares will be voted by the Trustees as directed by the ESOP Committee consisting of the outside directors of the Company’s Board of Directors.

Detach above form, sign, date and mail in postage paid envelope KEARNY FINANCIAL CORP. 120 PASSAIC AVENUE FAIRFIELD, NEW JERSEY 07004

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS VOTING INSTRUCTION FORM PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

The above participant acknowledges receipt from the Company prior to the execution of this proxy of notice of the Annual Meeting, a Proxy Statement therefor and the 2009 Annual Report to Shareholders. Please sign exactly as your name appears on this form. When signing as attorney, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE FORM IN THE ENVELOPE PROVIDED.

_________________________________________

_________________________________________

_________________________________________